Exhibit 10.1

Mr. Gregg Wm. Givens
c/o DST Systems, Inc.
333 W. 11th Street
Kansas City, MO 64105

April 11, 2018
Dear Gregg:
This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your resignation as an executive officer and employee of DST Systems, Inc., a Delaware corporation (the “Company”), in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time), dated as of January 11, 2018 (the “Merger Agreement”), by and among the Company, SS&C Technologies Holdings, Inc., a Delaware Corporation (“SS&C” , and together with the Company and their respective subsidiaries, successors and affiliates, the “Company Group”), and Diamond Merger Sub, Inc., a Delaware Corporation (the “Closing”), and your right to receive severance amounts under the DST Systems, Inc. Executive Severance Plan, effective as of February 25, 2014 (the “Severance Plan”). Any capitalized terms not otherwise defined herein will have the meanings given to such terms in the Merger Agreement or the Severance Plan, as applicable.
1.Termination. Your employment with the Company Group will terminate in all capacities as of the date of the Closing (the “Effective Date”). In that regard, you hereby resign, effective as of the Effective Date, from (a) your position as Senior Vice President, Chief Financial Officer and Treasurer of the Company and (b) all other officer positions, committee memberships, directorships and other positions that you hold with the Company Group. You agree that you will cooperate with the Company Group in connection with any such resignation. In addition, you agree that on and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group for any purpose. You and the Company acknowledge and agree that the termination of your employment will constitute a “Qualifying CIC Termination” under the Severance Plan, and this Agreement sets forth the payments and benefits that you will receive.
2.    Salary and Benefits Prior to the Effective Date. During the period commencing on the date of this Agreement and ending on the Effective Date (or, if earlier, the date of any termination of your employment) (the “Continuation Period”), you will continue to receive your current base salary at the rate of $475,000 (the “Base Salary”) and you will continue to participate as an employee in the Company’s health and welfare plans and programs in accordance with their terms.
3.    Severance Benefits. Subject to your execution of and continuing compliance with your obligations under this Agreement and your re-execution of this Agreement as of the Effective Date, and in consideration of the covenants referenced herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with

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Section 23(h), you will receive the following severance payments and benefits on the Effective Date:
(a)    A lump-sum cash payment consisting of: (i) $1,900,000 (representing the sum of two times your annual Base Salary, as of the Effective Date, and two times your annual bonus target for 2018); (ii) an amount equal to $475,000 times a fraction, the numerator of which is the number of days in 2018 prior to and including the Closing Date, and the denominator of which is 365 (representing a pro rata portion of your annual bonus target for 2018); and (iii) $43,100 (representing two times the Company-paid portion of the COBRA continuation premium cost to cover you and your eligible dependents, for twelve (12) months under the Company’s health, vision and dental plans in effect as of the Effective Date).
(b)    A lump-sum cash payment in the amount of $25,000 for anticipated outplacement counseling services.
(c)    All of your outstanding unvested Company Equity Awards (as defined in the Severance Plan), consisting of Restricted Stock Units, or “RSUs”, and Performance Stock Units, or “PSUs”, shall fully vest (and in the case of outstanding PSUs, such PSUs shall first be adjusted to the conversion levels specified in Section 6.04(f) of the Merger Agreement for unvested PSUs) immediately upon Closing. In lieu of the provisions of Section 5(c) of the Severance Plan and in lieu of delivery of stock or a conversion of any of your outstanding unvested Company Equity Awards into SS&C equity awards, the DST Compensation Committee shall authorize, and SS&C agrees, that your outstanding vested and unvested Company Equity Awards shall be converted into an aggregate cash amount of $5,054,532 (based upon a cash price of $84.00 per share and taking into account the conversion level adjustments for unvested PSUs in Section 6.04(f) of the Merger Agreement) immediately upon Closing and, to the extent compliant with Section 409A of the Internal Revenue Code and the regulations and interpretive guidance promulgated thereunder (“Section 409A”), paid to you in a cash lump sum on the Effective Date. In the event that the payment of all or a portion of such cash amount on the Effective Date would not be compliant with Section 409A, then such portion of the cash amount shall be paid to you (or your estate, in the event of your death) upon the 6 month and one day anniversary of the Effective Date (or as soon as practicable following your death, if earlier).
(d)    Notwithstanding the foregoing, your right to receive the amounts and benefits described in this Section 3 will remain subject to Section 6 of the Severance Plan (IRC 280G; Best Net Protection).
4.    Paid Time Off. Any accrued but unused paid time off you have as of the Effective Date will be paid to you in accordance with the Company’s vacation policy.
5.    Retirement Plans. You will be entitled to receive your vested accrued benefits, including but not limited to the matching contribution true-up adjustments under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

6.    Business Expenses. As promptly as practicable after the Effective Date, the Company will pay you any unreimbursed business expenses incurred through the Effective Date to which you are entitled to reimbursement.
7.    No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date.
8.    Duties; Cooperation. During the Continuation Period, you agree to render your services to the Company on a full-time, exclusive basis and use your good faith best efforts to promote and serve the interests of the Company Group subject to any alternate written instructions provided by the Company to you. Following the Effective Date, you agree to cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your employment with the Company; provided, however, that (i) such cooperation will not exceed an average (during the Restricted Period) of ten (10) hours per month and (ii) you will be entitled to reimbursement for any business and travel expenses incurred in connection with any such cooperation in a manner consistent with the Company’s business and travel expense reimbursement policies.
9.    Ownership and Confidentiality of Proprietary Information.
(a)    Ownership of Proprietary Information. Subject to Section 20, you hereby confirm and acknowledge that certain assets of the Company or the Company Group, including, without limitation, all Proprietary Information (as defined below), files, databases, letters, memoranda, reports, records, data, sketches, drawings, research notebooks, program listings or other written, photographic or other material containing Proprietary Information, whether created by you or others, and whether in tangible, intangible, written or electronic form are the exclusive property of the Company and are and were to be used by you only in the performance of your employment duties. All Proprietary Information and all records or copies thereof in your custody or possession will be delivered to the Company upon the earlier of (i) a request by the Company or (ii) on the Effective Date.
(b)    Non-disclosure. Subject to Section 20, you will not, during or after your employment, disclose any or any part of the Proprietary Information to others outside the Company, or use the same for any purpose without prior written approval by the Company or its successor or affiliate other than to discharge your employment duties during the Continuation Period; provided, however, that the Proprietary Information will in no event include (i) any Proprietary Information which becomes generally known to and available for use by the public other than as a result of your acts or omissions or (ii) any Proprietary Information which is required to be disclosed by valid court order, provided that you have given the Company prompt notice of the order in advance of the disclosure.

(c)    Definition of Proprietary Information. All information and know how, whether or not in writing or other tangible or electronic form, concerning the business or financial affairs of Company Group, including but not limited to all (i) inventions, discoveries, improvements and trade secrets, (ii) products and services and all plans, service levels, specifications and concepts for products and services, (iii) business plans, business and systems processes, methods, techniques, specifications and formulas, (iv) research and development projects and data, (v) financial and marketing data and information, (vi) information about customers and prospective customers, including contractual terms, customer specifications and the identity of and relationships with customer employees, (vii) names and other data relating to Company Group employees, consultants, suppliers and prospective employees, consultants and suppliers, (viii) computer data, reports, computer programs, source codes, object codes, manuals, tapes, listings, specifications, test results, programming sequences, application programming interfaces, screen designs and formats and user interfaces, algorithms, flow charts, program formats, user documentation and operating processes, and (ix) trade names, copyrights and other intellectual property rights, in each case whether developed, created, made, invented or conceived or reduced to practice by you or others and whether patentable, copyrightable or not, will be “Proprietary Information”.
10.    Non-Compete and Non-Solicit. During the Continuation Period and for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Restricted Period”), you will not:
(a)    directly or indirectly become employed by, enter into a consulting arrangement with or otherwise agree to perform services for a Competitor (as defined below) operating in the Applicable Geographic Area (as defined below) or acquire an ownership interest in such a Competitor, other than an equity interest in a publicly-traded Competitor that does not exceed two percent (2%),
(b)    for or on behalf of your account or jointly with another, either directly or indirectly, on behalf of you or any individual, partnership, corporation, or other legal entity, as principal agent, employee or otherwise, solicit, influence, entice or induce, or attempt to solicit, influence, entice or induce any person to leave the employ of any Applicable Company Entity (as defined below), or
(c)    directly or indirectly solicit any Customers (as defined below) or Prospective Customers (as defined below) or vendors or potential vendors of any Applicable Company Entity on behalf of or for the benefit of a Competitor.
(d)    Definitions.
(i)    “Applicable Company Entity” means (i) the Company and any entity within the Company Group with which you have worked or were involved during the course of your employment with the Company or the Company Group or about which you gained Proprietary Information during the course of your employment with the Company and (ii) SS&C and its subsidiaries.

(ii)        “Applicable Geographic Area” means the United States as well as any other country in which any Applicable Company Entity has, as of the Effective Date, offices or operations involving the services of any Applicable Company Entity or any Customers of such services.
(iii)    “Competitor” means, unless the Company or its successor or affiliate determines otherwise, any Person that sells goods or services that are directly or indirectly related to the services of any Applicable Company Entity.
(iv)    “Customer” means any Person that has done business with any Applicable Company Entity; provided, however, that for the Restricted Period, Customers will include only entities that were Customers during the twelve (12)-month period before the Effective Date.
(v)        “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
(vi)    “Prospective Customer” means any Person to whom or to which any Applicable Company Entity has made a proposal to do business; provided, however, that for the Restricted Period, Prospective Customers will include only Persons that were Prospective Customers during the twelve (12)-month period before the Effective Date.
11.    Invention Non-Disclosure and Ownership.
(a)    Disclosure of Developments to the Company. You will make full and prompt disclosure to the Company of all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, and any other intellectual property rights, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which were developed, created, made, invented or conceived or reduced to practice by you, under your direction or jointly with others during your employment by or performance of services for the Company Group and related in any way to the business of the Company Group, whether or not during normal working hours or on the premises of the Company Group during your employment by or performance of services for the Company Group (collectively, the “Developments”). All of the Developments will be deemed to be Proprietary Information.
(b)    Assignment of Developments. All Developments will be deemed “work made for hire” as the term is defined under the applicable law, and will be the property of the Company Group. To the extent any Developments do not qualify as work made for hire, you hereby irrevocably assign to the Company (or any Person designated by Company) all your right, title and interest in and to all such Developments and all related intellectual property rights, including trademarks, patents, patent applications, copyrights and copyright applications. If this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by you (“Non-Assignable Inventions”), this Section 11(b) will not apply to any Non-Assignable Invention which, pursuant to a final binding, enforceable order of a court of competent jurisdiction, or pursuant to an agreement of the Company, falls within such classes. However, with respect to any Non-Assignable Invention, you hereby grant to the Company a worldwide, perpetual, royalty-free, non-exclusive license to make, use and sub-license such Non-Assignable Invention, and to create derivative works therefrom, in connection with the conduct of the Company’s business.
(c)    Further Assurances. You agree to cooperate fully with the Company Group, both during and after your employment, with respect to the procurement, maintenance and enforcement of trademarks, copyrights and patents and any other intellectual property rights (in the United States and foreign countries) relating to Developments. You agree to sign all papers, including, without limitation, trademark applications, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.
12.    Certain Remedies. Without intending to limit the remedies available to the Company Group, you agree that a breach of any of the covenants contained in Section 9, Section 10, Section 11 and Section 13 will result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company Group will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in Section 9, Section 10, Section 11 and Section 13 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court will be available to the Company Group in lieu of, or prior to or pending determination in, any proceeding. In addition to the remedies the Company Group may seek and obtain pursuant to this Agreement, the Restricted Period will be extended by any and all periods during which you are in breach of Section 9 or Section 10.
13.    Mutual Nondisparagement. You agree that at no time following the Effective Date will you make, cause or assist any other person or entity to make any statement or other communication to any person or entity, including, without limitation, any third party, reporter, author, producer or similar person or entity, or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which impugns or attacks, or is otherwise critical of in any way, the reputation, business or character of any Released Party and SS&C and the Company will instruct their respective directors and senior executive officers not to make, cause or assist any other person or entity to make any statement or other communication to any person or entity, including, without limitation, any third party, reporter, author, producer or similar person or entity, or to any general public media in any form

(including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which impugns or attacks, or is otherwise critical of in any way, the reputation, business or character of you.
14.    Confidentiality of this Agreement. Subject to Section 20, you agree that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, you will not disclose the terms of this Agreement to any person other than your accountants, financial advisors, attorneys or spouse; provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
15.    Return of Property. No later than the Effective Date, you will deliver to the Company (or, if requested by any member of the Company Group, destroy) all property made available to you in connection with your employment by any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment.
16.    Company’s Right to Notify Subsequent Employers. The Company Group may do all necessary things, and take all necessary action, in the Company’s discretion, to protect its rights under this Agreement, including, without limitation, notifying any subsequent employer, partner or business associate of the existence of (and furnishing to any such Person) the provisions of this Agreement.
17.    Employee Protections. As described further in Section 20, you have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
18.    Release.
(a)    General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, each other member of the Company Group and each of their respective direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and

1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. § 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your employment relationship with and service as a director, employee, officer or manager of the Company or any other member of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 18(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide officer indemnification to you as provided in the Company’s, as applicable, governing documents. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that you may have against the Company or any other member of the Company Group arising out of your employment relationship, your service as a director, employee, officer or manager of the Company or any other member of the Company Group and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company or any other member of the Company Group. This Section 18(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 18(b) of this Agreement.
(b)    Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Released Parties from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA. By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of Claims arising under ADEA; (ii) you have been given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 18(b) only in exchange for consideration in addition to anything of value to which you are already entitled.
(c)    Section 1542 of the Civil Code of the State of California Waiver. You acknowledge that you may hereafter discover Claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or your decision to enter into it. Nevertheless, you hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts and you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(d)    Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company Group or any of their respective shareholders, officers, employees, directors, shareholders or agents.
(e)    Re-execution of Release and Representation. You hereby agree to re-execute the release and representation set forth in this Section 18 as of the Effective Date by signing below.
19.    Cessation of Payments. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained or referenced in this Agreement, the Company will be entitled to immediately cease making any payments due or providing any benefits pursuant to Section 3.
20.    Certain Exceptions. (a). Notwithstanding anything in this Agreement or in any other agreement between you and any member of the Company Group, or in any Company code of conduct, employee manual, confidentiality policy or similar document, you have the right to:
(i)    report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
(ii)    cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
(iii)    make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and
(iv)    respond truthfully to a valid subpoena.

(b)    In addition, the Company wants you to be aware that:
(i)    (A) you have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which you reasonably believe relates to a possible violation of law, (B) it is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization (retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed) and (C) it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity, or self-regulatory organization;
(ii)    notwithstanding anything contained in this Agreement or otherwise, you may, to the extent contemplated by Section 9(b), disclose confidential Company information, including the existence and terms of any confidential agreements between you and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization;
(iii)    the Company cannot require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and may not offer you any kind of inducement, including payment, to do so;
(iv)    your rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy, form, or condition of employment, including by a predispute arbitration agreement; and
(v)    even if you have participated in a possible violation of law, you may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and may also be eligible to receive an award under such laws.
21.    Section 409A. This Agreement is intended to meet the requirements of Section 409A with respect to amounts subject thereto, and will be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year will affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits will be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. The Company makes no representations that the payments provided under this Agreement comply with Section 409A and in no event will the Company or any other member of the Company Group be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
22.    Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret, except pursuant to court order.
23.    Miscellaneous.
(a)    Entire Agreement. This Agreement and any other agreement containing restrictive covenant obligations owed by you to any member of the Company Group set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company Group (including, without limitation, the Severance Plan (other than Sections 6 and 7 thereof) and any signed acknowledgement thereto). This Agreement may be amended only by a written document signed by the parties hereto.
(b)    Governing Law; Submission to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (determined without regard to the choice of law provisions thereof). To the fullest extent permitted by law, the parties hereto agree that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the other agreements or transactions contemplated hereby will be brought only in the Federal courts located in the County of New York in the State of New York or, if unavailable, an appropriate state court in the County of New York in the State of New York, and not in any other Federal or State court located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding in any such court or that any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(c)    Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

(d)    Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 18. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.
(e)    Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
(f)    Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(g)    Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(h)    Revocation. This Agreement may be revoked by you within the seven (7)-day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.
(i)    Notices. All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a party pursuant to this Agreement will be in writing and will be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return-receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:
If to the Company:
DST Systems, Inc.
c/o SS&C Technologies Holdings, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Joseph J. Frank

If to you:
At your address on file with the Company.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

DST Systems, Inc.
By:	/s/ Mary E. Sweetman
Name: Mary E. Sweetman
Title: Senior Vice President and CHRO

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.
ACCEPTED AND AGREED

/s/ Gregg Wm. Givens
Gregg Wm. Givens Date: 4-11-18 SS&C Technologies Holdings, Inc. (solely for the purposes of enforcing its rights hereunder)
By:	/s/ Joseph J. Frank
Name: Joseph J. Frank
Title: Group General Counsel, CLO & Global Head of M&A
The release and representations contained in Sections 18(a), (b), (c) and (d) above are ratified and confirmed with respect to any Claims, acts or omissions through the Effective Date.

ACCEPTED AND AGREED:
Gregg Wm. Givens
Date:

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